Exhibit 3.3

Delaware The First State Page 1 2215728 8100 SR# 20224159134 You may verify this certificate online at corp.delaware.gov/authver.shtml Authentication: 204991347 Date: 12 - 02 - 22 I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “DARKPULSE, INC.”, FILED IN THIS OFFICE ON THE SECOND DAY OF DECEMBER, A.D. 2022, AT 12:25 O`CLOCK P.M.

DocuSign Envelope ID: C89C38EB-2E21-4144-9EB5-4C2A4F5AF33C

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:25PM12/02/2022
FILED 12:25PM12/02/2022
SR 20224159134 - FileNumber 2215728

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF SERIES D PREFERRED STOCK OF DARKPULSE, INC.

DarkPulse, Inc., a corporation organized under and existing under the laws of the State of Delaware (the **"Corporation"**), certifies that:

FIRST: The name of the Corporation is DarkPulse, Inc. The Corporation was originally incorporated under the name "Klever Marketing, Inc."

SECOND: The Corporation's Certificate of Designation of Preferences and Rights of Series D Preferred Stock was filed with the Secretary of State of the State of Delaware on July 12, 2018 and amended on December 23, 2021.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the Delaware General Corporation Law (the **"DGCL"**) adopted resolutions to amend Paragraph 4 of the Certificate of Designation of Preferences and Rights of Series D Preferred Stock to read in its entirety as follows:

> 4. Conversion. Each share of Series D Stock shall be convertible, at the sole and exclusive election of the holder of such share of Series D Preferred Stock, into two (2) shares of Common Stock of the Corporation.
>
> One (1) Business Day (as defined below) prior to the occurrence of a Change of Control (as defined below), the shares of Series D Preferred Stock shall automatically convert into two (2) shares of Common Stock of the Corporation (the **"Conversion Shares"**). For purposes of this paragraph, a "Change of Control" of the Corporation is defined as the date that any person or group of persons shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of fifty-one percent (51%) or more of the issued and outstanding shares of capital stock of the Corporation having the right to vote for the election of directors of the Corporation under ordinary circumstances. All Conversion Shares, will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof

FOURTH: This Certificate of Amendment to the Certificate of Designation of Preferences and Rights of Series D Preferred Stock was duly adopted by the Corporation's directors and stockholders in accordance with the applicable provisions of Sections 242 of the DGCL.

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DocuSign Envelope ID: C89C38EB-2E21-4144-9EB5-4C2A4F5AF33C

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation of Preferences and Rights of Series D Preferred Stock to be signed and attested this 2nd day of December 2022.

DARKPULSE, INC.

DocuSigned by:

Dennis O'Leary
9c12eacEA21a4eE

Chief Executive Officer